Exhibit 10.9

SERVICES AGREEMENT
INTEGRACORE, LLC – ZYTO CORP

THIS SERVICES AGREEMENT (this "Agreement") is made and entered into effective for all purposes as of the 19th day of March, 2008 (the "Effective Date") by and between IntegraCore, LLC., a Utah limited liability company ("IntegraCore") and ZYTO CORP, a Utah corporation ("CLIENT"), with reference to the following facts:

A. IntegraCore is in the business of supply chain management, and provides various services to its customers, including fulfillment services, which includes services relating to procurement, warehousing, ordering, processing, and shipping.

B. CLIENT desires to engage IntegraCore to provide certain fulfillment services.

C. IntegraCore is willing to provide certain fulfillment services in accordance with and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and for other good and valuable consideration, the legal sufficiency of which are hereby acknowledged, CLIENT and IntegraCore hereby agree as follows:

1. Services, Pricing, Term, and Payment. The services to be provided by IntegraCore to CLIENT hereunder, along with the terms related to pricing, term, payment, and other terms, shall be set forth in Schedules A-G, which are attached hereto and made a part hereof this Agreement. Except as expressly provided in Schedules A-G or otherwise in this Agreement, IntegraCore shall provide all equipment and materials necessary to perform the services in accordance with this Agreement and shall have the right to perform the services in the manner and using the means IntegraCore deems necessary and appropriate. In the event that any provision or term set forth in Schedules A-G contradicts any provision or term of the body of this Agreement, the provision or term set forth in Schedule A-G shall supersede and replace such contradictory provision or term in the body, except when the provision or term set forth in the body of this Agreement provides that it cannot be superseded. Any supersession and replacement under this paragraph shall be made only to the extent necessary that such provisions or terms are no longer contradictory.

2. Confidentiality.

   a. For purposes of this Agreement, the term "Confidential Information" shall mean all information or material that has or could have commercial value or other utility in the business or potential business of the disclosing party or its respective subsidiaries or affiliates ("Disclosing Party"). Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the interests of the Disclosing Party or its subsidiaries or affiliates whether or not such information is identified as Confidential Information. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing: customer lists, customer and supplier identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans and

business plans, strategies, forecasts, financial information, budgets, software, research papers, projections, procedures, routines, quality control and manufacturing procedures, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, sketches, specifications, drawings, models, and any other information or procedures that are treated as or designated secret or confidential. Confidential Information shall not include information that (a) was in the recipient party's ("Receiving Party") possession before receipt from the Disclosing Party; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (d) is disclosed under operation of law after all reasonable means have been afforded the Disclosing Party to protect the information; or (e) is disclosed by the Receiving Party with the Disclosing Party's prior written approval.

b. The Receiving Party agrees and covenants that it, and each person acting for it in a representative capacity, will not directly or indirectly: (i) disclose, communicate or divulge any of the Disclosing Party's Confidential Information to any person; (ii) use any of the Disclosing Party's Confidential Information for the benefit of the Receiving Party or any other person except for the purposes of fulfilling the terms and obligations of this Agreement; or (iii) disclose, communicate or divulge to any person, the existence, occurrence or contents of any of the Disclosing Party's Confidential Information. For purposes of this Section 2, the term "person" shall include any natural person, corporation, trust, estate, partnership, Limited Liability Company or other entity.

c. Each party represents and warrants to the other that it adheres to a practice ensuring the protection of its own confidential information and warrants that it shall employ at least the same degree of care for the Disclosing Party's Confidential Information as it employs to preserve and safeguard its own confidential information of like nature, but in no event less than a reasonable degree of care. The parties expressly acknowledge that reasonable care shall include, without limitation, requiring all employees who may have access to the Disclosing Party's Confidential Information to be bound by the terms of this Section 2 or a materially similar agreement.

d. Upon the Disclosing Party's request or, if no request is made, upon expiration or termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party all originals and copies of records, documents or other media of any type or nature in the Receiving Party's possession or control containing any Confidential Information, shall destroy all documents prepared by the Receiving Party containing any of the Disclosing Party's Confidential Information, and shall cease to access any of the Disclosing Party's Confidential Information via the Internet or other means.

c. The parties acknowledges that any breach of the confidentiality obligations set forth in this Section 2 will cause the Disclosing Party irreparable harm for which no adequate remedy exists at law, and agrees that upon any such breach or threatened breach, the Disclosing Party shall be entitled to seek injunctive relief, without any requirement to post a bond, and without prejudice to any other right or remedy that the Disclosing Party may have herein or in law or equity.

3. Ownership of Intellectual Property; No License. Each of IntegraCore and CLIENT acknowledges that it may have access to certain intellectual property owned or licensed by the other in connection with providing the services described herein. Each of IntegraCore and CLIENT agrees that no license or other property right in such intellectual property shall be obtained by the other as a result of this Agreement or performance hereunder.

4. Lien and Security Interest. IntegraCore shall have a warehouseman's lien against CLIENT on all goods and property of CLIENT, to the fullest extent provided by the Utah Uniform Commercial Code. In addition to, and without limitation of, such warehouseman's lien, CLIENT hereby grants to IntegraCore a continuing security interest in all goods and property of CLIENT that may be deposited with IntegraCore by or for CLIENT, wherever located, and in all products and proceeds of all of such goods and property (collectively, the "Collateral"). The Collateral is collateral security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all obligations now or hereafter arising under this Agreement, whether for principal or interest or payments of fees, expenses or otherwise, and all obligations of CLIENT now or hereinafter arising under this Agreement (all such obligations being the "Secured Obligations").

5. CLIENT Events of Default. The occurrence of any of the following shall constitute an event of default by either CLIENT or IntegraCore ("Event of Default") hereunder:

a. The default in the prompt and complete payment or performance of any obligation of CLIENT or IntegraCore now or hereinafter arising under this Agreement (including, but not limited to, any Secured Obligation); in each such case, where such default is not cured within any grace period which may be granted herein with respect to such default or, if no specific grace period is granted with respect to such default, where such default is not cured within thirty (30) days after written notice thereof from the other party.

b. If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), CLIENT or IntegraCore shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

c. If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against CLIENT or IntegraCore in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for CLIENT or IntegraCore or substantially all of CLIENT or IntegraCore's properties; or (iii) orders the liquidation of CLIENT or IntegraCore, and in each case the order or decree is not dismissed within sixty (60) days.

d. The initiation of steps by any third party to obtain a lien, levy or writ of attachment or garnishment upon any or all of the Collateral or substantially all of any of the other property of CLIENT or any guarantor of any Secured Obligation or to affect any of the Collateral or any such other property by other legal process, unless the same is dismissed within thirty (30) days after the initiation thereof.

e. Should any representation or warranty of CLIENT or IntegraCore contained in this Agreement prove to be false or misleading.

f. The cessation of CLIENT or IntegraCore as a going concern.

6. Remedies upon CLIENT Default. If any Event of Default by CLIENT or related to CLIENT shall have occurred, IntegraCore may exercise any one or more of all rights and remedies available to it under this Agreement, under applicable law, at equity, or otherwise, including, without limitation:

a. Termination of this Agreement. IntegraCore may terminate this Agreement by written notice to CLIENT, effective upon receipt of such notice.

b. Collection. IntegraCore may collect from CLIENT all actual damages, sums, fees, costs, expenses and obligations due under this Agreement, including, but not limited to all reasonable attorney's fees incurred by IntegraCore in connection with such Event of Default or the interpretation or enforcement of this Agreement or the rights and remedies of IntegraCore hereunder.

c. Rights under Code and to Sell Collateral. IntegraCore may exercise in respect of the Collateral all the rights and remedies of a warehouseman or of a secured party under the Utah Uniform Commercial Code.

d. Other Rights. IntegraCore shall not be obligated to resort to its rights or remedies with respect to any other security for or guaranty or payment of the Secured Obligations before resorting to its rights and remedies against CLIENT hereunder.

e. Cumulative Remedies. The rights and remedies of IntegraCore in this section or in any other part of this Agreement are cumulative of themselves and of every other right or remedy.

7. Abandoned Goods. Notwithstanding the other terms of this Agreement (including Schedules A-G), if at any time IntegraCore determines, in its sole discretion, that any goods in its possession or facility in connection with this Agreement have been abandoned by CLIENT, IntegraCore may demand in a written notice to CLIENT that CLIENT, at its sole cost, remove or cause to be removed from any IntegraCore warehouse or storage facility such goods and that CLIENT make payment of all sums, charges, fees, expenses and costs due hereunder; provided, however, IntegraCore shall have the right, but not the obligation, to refuse and stop any such removal, until CLIENT makes payment of all charges, fees, expenses and costs due hereunder. If such payment is not so made and such goods are not so removed within sixty (60) days of such written notice, this Agreement shall terminate as to such goods, and such goods shall then be, without any further notice to or any action of CLIENT, the sole property of IntegraCore (if such goods are not already the sole property of IntegraCore). IntegraCore may then do with such goods as it may determine in its sole discretion, including, but not limited to, disposing, destroying, moving, transporting, and/or selling such goods, and IntegraCore may retain all proceeds and benefits of any such action. The rights and remedies of this section shall be cumulative of themselves and of every other right or remedy.

8. Early Termination. Notwithstanding the other terms of this Agreement (including Schedules A-G), either party may terminate this Agreement at any time during the term or any renewal term of this agreement, for any reason, with or without cause, and regardless of whether there has been any default hereunder by any party, effective one hundred twenty (120) days' after written notice to the other party. As soon as practicable after such notice of termination (but in no case less than one hundred twenty (120) days' after such notice of termination), CLIENT, at its sole cost, remove or cause to be removed from any IntegraCore warehouse or storage facility any or all goods related to this Agreement, and CLIENT shall also make payment of all sums, charges, fees, expenses and costs due hereunder; provided, however, IntegraCore shall have the right, but not the obligation, to refuse and stop any such removal, until CLIENT makes payment of all charges, fees, expenses and costs due hereunder. If such payment is not so made and such goods are not so removed within sixty (60) days of such written notice, such goods shall then be, without any further notice to or any action of CLIENT, the sole property of IntegraCore (if such goods are not already the sole property of IntegraCore). IntegraCore may then do with such goods as it may determine in its sole discretion, including, but not limited to, disposing, destroying, moving, transporting, and/or selling such goods, and IntegraCore may retain all proceeds and benefits of any such action. The rights and remedies of this section shall be cumulative of themselves and of every other right or remedy.

9. Survival. The obligations arising under Sections 2, 4, 7, 8, and 12 of this Agreement shall survive any expiration or termination of this Agreement.

10. Independent Contractor. Except as may otherwise be provided by the Utah Uniform Commercial Code—Documents of Title, in rendering services hereunder, IntegraCore shall be acting as an independent contractor and not as an employee or agent of CLIENT. As an independent contractor, IntegraCore shall have no authority, express or implied, to commit or obligate CLIENT in any manner whatsoever. IntegraCore shall be responsible for the payment of all federal, state or local income taxes payable with respect to all sums paid to IntegraCore under this Agreement. Nothing contained in this Agreement shall be construed or applied to create a partnership between CLIENT and IntegraCore.

11. Representations and Warranties.

a. IntegraCore represents and warrants to CLIENT that: (i) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah; (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; and (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with IntegraCore's obligations to any third party.

b. CLIENT represents and warrants to IntegraCore that: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah; (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; and (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with CLIENT's obligations to any third party.

c. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO THOSE EXPRESSLY SET FORTH IN SCHEDULES A-G). EACH PARTY DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

12. LIMITATION OF LIABILITY. NOTHWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO THE PROVISIONS OF SCHEDULES A-G), EACH PARTY'S MAXIMUM LIABILITY TO THE OTHER UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING BUT NOT LIMITED TO NEGLIGENCE OF THE OTHER PARTY AND INDEMNIFICATION OBLIGATIONS, SHALL BE LIMITED TO THE RECOVERY OF ACTUAL DAMAGES. IN ADDITION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. Risk of Loss; Carrier Claims; Insurance. IntegraCore will be responsible for any actual loss or damage to goods stored by it or goods in its possession in connection with this Agreement; provided, however, in the event a shipment or any part of it is received in damaged condition, IntegraCore shall not have any liability, and the sole remedy of the parties shall be against the carrier or manufacturer/supplier. Further, the CLIENT shall be responsible for filing a claim with the carrier if the CLIENT's carrier account was used, and IntegraCore shall be responsible for filing a claim with the carrier if IntegraCore's carrier account was used.

14. Indemnification.

a. Subject to the limitations on liability set forth in Section 12, IntegraCore shall indemnify, hold harmless and defend CLIENT and each person or entity that is an officer, director, member, manager, employee, affiliate or agent of CLIENT from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered (collectively, "Losses") by any such person or entity arising out of or in connection with (i) the inaccuracy or breach of any representation or warranty made by IntegraCore hereunder, (ii) the breach of any term or provision of this Agreement by IntegraCore, or (iii) any negligent act or omission by IntegraCore or its employees or agents in connection with the performance by IntegraCore or its employees or agents hereunder, provided such negligent act or omission was not done or omitted at the direction of CLIENT.

b. Subject to the limitations on liability set forth in Section 12, CLIENT shall indemnify, hold harmless and defend IntegraCore and each person or entity that is an officer, director, employee, affiliate or agent of IntegraCore from and against any and all Losses by any such person or entity arising out of or in connection with (i) the inaccuracy or breach of any representation or warranty made by CLIENT hereunder, (ii) the breach of any term or provision of this Agreement by CLIENT, (iii) any negligent act or omission by CLIENT or its employees or agents in connection with the performance by CLIENT or its employees or agents hereunder, provided such negligent act or omission was not done or omitted at the direction of IntegraCore, or (iv) any unpaid transportation charges in connection with Products that CLIENT caused to be shipped to IntegraCore for fulfillment.

15. Audit Rights. IntegraCore shall keep for one year proper records and books of accounting relating to the services provided to CLIENT hereunder. Once every six (6) months, CLIENT or its designee may inspect such records to verify such reports. If the audit finds

material discrepancies between the books and records and the audited results, the parties agree the frequency of the audits may be increased to the extent reasonably necessary to satisfy the purposes of this Agreement. Any such inspection will be conducted in a manner that does not unreasonably interfere with IntegraCore's business operations.

16. Shortages/Nonconforming Goods. Claims for shortages that are not attributable to a carrier, or for nonconforming goods, are to be reported in writing to IntegraCore's customer care department within ten (10) days after receipt of shipment, otherwise the claim will not be allowed and CLIENT will be deemed to have waived such claim.

17. Sale and Use Taxes. CLIENT agrees to pay, when due, any and all applicable sales and use taxes on any products or services sold to CLIENT by IntegraCore. CLIENT agrees to indemnify and hold IntegraCore harmless for any and all applicable sales and use taxes that remain unpaid when due on any products or services sold to a customer of CLIENT by IntegraCore.

18. Subcontractors. IntegraCore reserves the right to subcontract all or any part of the work ordered by the CLIENT or to otherwise be performed by IntegraCore hereunder.

19. Assignment. Neither IntegraCore nor CLIENT shall assign or transfer this Agreement, or any right or obligation hereunder, without the prior written consent of the other party, and any assignment or transfer in violation of such restriction shall be void. For purposes of this paragraph, the term "assign or transfer" shall include any merger, sale of stock or other change in control of CLIENT that results in a change in equity ownership of the party of more than fifty percent (50%).

20. Force Majeure. Each party shall not be liable to the other for any delay or failure of performance hereunder where the delay or failure is caused by labor troubles, strikes, lockouts, war, riots, insurrection, civil commotion, failure of supplies from ordinary sources, fire, flood, storm, accident, any act of God, or any other cause beyond the control of the party. The party claiming the benefit of this provision shall use due diligence to remove any such causes and to resume performance under this Agreement as soon as is feasible. Performance by the other party shall be suspended and excused during any such delay or failure.

21. Miscellaneous.

a. Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and shall be delivered by personal delivery, overnight courier, U.S. certified mail addressed, or facsimile to the receiving party at the address or facsimile number set forth below. Any party may change the address set forth below by notice to each other party given as provided herein. All such communications and all time periods based on such communications shall be effective when received.

ZYTO CORP
Kami Howard
Chief Financial Officer
1266 South 1380 West
Orem, Utah 84058
Office: 801-224-7199 ext. 220
Fax:

INTEGRACORE:
IntegraCore, LLC
Attn: Ted Broman
3822 West 1987 South
Salt Lake City, Utah 84104
Facsimile: 801-975-9394

b. Waivers. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party hereto shall constitute a waiver thereof. No provision hereunder shall be deemed waived unless such waiver shall be in writing signed by the parties. No waiver by any party hereto of any of its rights or remedies on any one occasion shall operate as a waiver of any other of its rights or remedies or any of its rights or remedies on a future occasion.

c. Entire Agreement. This Agreement, including its schedules and exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, written or oral, between the parties.

d. Amendment. This Agreement shall not be amended or modified except by written document signed by all of the parties hereto.

e. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to conflicts-of-laws principles that would require the application of any other law. Each of the parties hereto irrevocably submits to the jurisdiction of each federal or state court located in Salt Lake County, Utah and waives any objection it may now or hereafter have to venue or to convenience of forum.

f. Attorney's Fees and Other Expenses. Each party shall pay all reasonable costs and expenses incurred by or on behalf of the other party in connection with the other party's exercise of any or all of its rights and remedies under this Agreement, including, without limitation, reasonable attorneys' fees.

g. Binding. Subject to the provisions of Section 19, this Agreement shall be binding on the parties and their respective heirs, successors and assigns.

h. Counterparts. This Agreement may be signed in counterparts and by signature sent by facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same binding document.

i. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

j. Cooperation. Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective for all purposes as of the date first written above.

INTEGRACORE, LLC:

By: ________________________
Ted Bronson, Manager

CLIENT: ZYTO CORP

By: ________________________
Kami Howard, Chief Financial Officer

SCHEDULE "A" OF SERVICES AGREEMENT
DESCRIPTION OF PRICING
INTEGRACORE, LLC – ZYTO CORP

1. Pricing:

    a. Implementation Setup Fee. CLIENT agrees to pay a $850.00 upfront implementation fee to cover the cost of IT implementation/integration with CLIENT website, SAP, Custom Reporting, ERP, Account Setup, Credit Application, Shipping, Receiving, and other miscellaneous charges. Additional Implementation Fees will apply should CLIENT change website or initiate a new project.

    b. Early Termination/Exit Fee. Early cancellation/termination of less than twelve (12) months will result in an early exit fee of $500. This fee does not apply to CLIENT's whose contracts are terminated by IntegraCore for reasons other than fraud or non-payment of accounts.

    c. Extra Charges (recurring and non-recurring) shall be quoted and approved on a case by case basis. This could include rush fees, express freight charges, Saturday operations, media, materials, etc.

2. Pick, Pack, Assembly:

Pick & Pack per Order	$2.05 per Order
Pick & Pack per Additional Line Item	$.05 Ea.
Pick & Pack per Additional Unit	$.30 Ea.
Bulk Mailing	$1.50-$1.75 per Order

3. Returns/Rework/Cancelled/International Orders:

Phone Cancelled Orders	$5.05 Ea.
International Orders	$3 Per Order
Processed Returns	$3 Ea.
Rework	As Quoted

4. Storage:

Large Distribution Warehouse	$12 per Location per Month
Small Distribution Warehouse	$6 per Location per Month
Bookshelf Racking	$24 per Rack per Month

5. Bar-coding Services/Serial Number Capture:

Placing Bar-code onto Finished Goods	$.07 Ea.*
Serial Number Capture	$.30 Ea.

*Note: Bar-coding includes standard set-up, labels, printing and applying. $75 minimum.

6. Account Management Fees:

Standard Monthly Fee	$300 per Month*

*Note: Account Management Fees shall Include Product Receipts(4 receipts/month) project management, cycle counts, inventory accuracy, maintenance and reports, upgrades, new item creation, training on products, access to CLIENT dashboard, CSR time-edit orders.

7. Receiving:

Receiving and Inventory of CLIENT Supplied Items	$40/Hour
Supplied Pallet Items Received Placed on Pallet	$8.00/Pallet

8. Same Day Will Call or Rush Orders:

2-4 Business Hours Notice or Less	$50.00/Each Order*
4-6 Business Hours Notice or More	$25.00/ Each Order*

*If Logistics Manager Approves Service. Please contact your Account Manager for scheduling large or rush orders. Special exceptions to standards will be priced by Logistics Manager at time of notice. Rush orders must be approved by Logistics Manager before guaranteeing service.

9. Customer Service/Call Center Fees:

Fees shall be based on expected volume and adjusted volume of calls. Please contact your sales representative for a pricing schedule.

10. Printing Services:

IntegraCore offers full service printing services; please contact your sales representative for pricing and additional information.

11. Inspection Services:

IntegraCore offers inspection services based on criteria determined and agreed upon by both the CLIENT and IntegraCore management. Limitations apply based on inspection needs and shall be determined prior to any work being performed or agreed upon. Fees are based on the type of inspection service desired and the complexity involved.

12. Procurement Services: Benchmark Pricing Model

IntegraCore offers complete procurement services to enable CLIENTS to concentrate on their core business activities. Please contact your sales representative for a pricing schedule.

13. Assembly Services:

IntegraCore offers comprehensive assembly services to allow CLIENT'S the opportunity to experience a full turn-key operation. Please contact your sales representative for pricing schedules. Assembly services are quoted on a job-by-job basis.

14. E-Commerce Services:

IntegraCore offers e-commerce services. Please contact your sales representative for additional information.

15. IT/Web Services:

a. If the client needs a reimplementation the client will be charged $250 dollars (A reimplementation is for instance when client changes shopping carts and IntegraCore must go through the file integration process again).

b. If further development is needed on part of the CLIENT to integrate with the IntegraCore system it will be the CLIENT'S responsibility, while IntegraCore may provide suggestions of developer's , IntegraCore is not held liable for the system integrator's work.

c. IntegraCore offers professional web services capability. Please contact your sales representative for additional information.

16. Delivery Services:

a. $50 per delivery within the Salt Lake Valley
b. $75 per delivery within Davis or Utah Counties

17. Purchase Orders:

Signed P.O.'s are required before any work can begin.

END OF SCHEDULE "A"

SCHEDULE "B" OF SERVICES AGREEMENT
DESCRIPTION OF SERVICES
INTEGRACORE, LLC – ZYTO CORP

I. Services:

a. Procurement. IntegraCore when directed shall provide finished goods desired by CLIENT.

b. Storage. IntegraCore shall house CLIENT products ready for order fulfillment.

c. Assembly, Kitting or Pack Out. For CLIENT products that do not arrive as finished goods from the manufacturers, IntegraCore shall produce additional items of BOM and assemble into finished goods ready for order fulfillment. Per schedule A item 13 or per a signed agreement with pricing included.

d. Order Picking and Fulfillment. CLIENT shall electronically transfer files of orders for IntegraCore to fulfill. IntegraCore shall receive file with shipping instructions, pick appropriate products, assemble into shipping container, process for shipment and transfer to common carrier.

e. Returns & Rework. IntegraCore when directed by CLIENT shall receive returned product and as directed shall place back into inventory if unopened. Rework shall be accomplished when CLIENT directs and shall conform to CLIENT'S request. There may be additional costs for re-wrapping, replacing print or media and materials if needed.

f. Inventory Management. IntegraCore shall receive product and place into inventory. IntegraCore shall perform quarterly cycle counts on a FIFO bases unless otherwise directed in writing by CLIENT.

g. Reporting. IntegraCore shall provide standard reporting available to CLIENT describing its performance on items a-f above, any additional requested reports shall incur a $75 per hour fee for creation.

END OF SCHEDULE "B"

SCHEDULE "C" OF SERVICES AGREEMENT
DESCRIPTION OF ADDITIONAL PERFORMANCE LEVELS
INTEGRACORE, LLC – ZYTO CORP

1. Quality:

   a. IntegraCore will ensure the quality of all materials purchased on behalf of CLIENT

2. Order Turnaround Time:

   a. IntegraCore shall ship all orders received, where the data file is good, by the close of business 48 hours after receipt of file, unless otherwise noted in writing. Provided that orders are received no later than 8:00am MST Monday through Thursday.

   b. Standard business hours for IntegraCore are Monday through Friday 8am – 5pm MST. All standard orders received Monday through Thursday shall be shipped within 48 hours of receipt of order.

   c. IntegraCore shall not be held responsible for technical difficulties resulting from order files not being placed properly by CLIENT, or for orders where product is not available. There shall be no compensated charge for back orders or for technical difficulties resulted from improper file download.

END OF SCHEDULE "C"

SCHEDULE "D" OF SERVICES AGREEMENT
DESCRIPTION OF TERMS & PAYMENTS
INTEGRACORE, LLC – ZYTO CORP

1. Terms and Payment.

a. Invoice weekly based on actual shipments, Net 7 Terms

b. Invoice for assembly and procurement, Net 15 Terms.(Subject to Credit Approval). In the event Invoices are not paid on time, Terms shall automatically change to C.O.D. for a minimum of six (6) months, and requires CFO approval to begin Net 15 Terms again

c. Overdue Invoices will contain an added late fee of 1.5% per month

d. This Services Agreement shall commence on the Effective Date and shall expire (unless earlier terminated as provided herein) on the date that is twelve (12) months after the Effective Date. This Agreement will automatically renew for successive one year terms unless one party provides the other with thirty (30) days written notice of its intention to not renew this Agreement.

e. All invoices are deemed to be correct unless notified within 7 days of delivery for Net 7 Terms and 2 weeks of delivery for Net 15 Terms. Invoices are payable in full according to the terms stated on the invoice. Any disputed invoice should be brought to the attention of the Account Manager and should be resolved within 7 days for Net 7 Terms and 15 days for Net 15 Terms of receipt of Invoice.

f. Minimum Invoice of $75.

END OF SCHEDULE "D"

SCHEDULE "E" OF SERVICES AGREEMENT
DESCRIPTION OF TERMS FOR SHIPPING, RECEIVING, ASSEMBLY & PACKOUT, ORDER FULFILLMENT & REFURBISHMENT
INTEGRACORE, LLC – ZYTO CORP

1. Shipping

a. If the wrong product is sent, and it is IntegraCore's error IntegraCore will pay to have the correct product resent via normal distribution method. If it is because of an error on the CLIENT"S side, CLIENT will be responsible for additional charges.

b. If a product is sent to the wrong address and it is IntegraCore's error, IntegraCore shall pay to have the correct product resent and for any associated return shipping charges, no return processing fees will be charged. If it is because of an error on the CLIENT'S side, they will be responsible for additional charges, including research fees (Time & Labor).

c. If the CLIENT requests a stop shipment or a change shipment after scheduling, all costs to do so shall be covered by the CLIENT.

d. If a product is damaged in transit and it was shipped on IntegraCore's account, IntegraCore will file a claim on behalf of the CLIENT with the carrier service but will not be held liable for the product once it leaves the facility. This includes but is not limited to shipping delays, lost or stolen packages, or damaged products.

e. Large shipments(More than 2 pallets) for a CLIENT specified carrier will require scheduling of a carrier pickup, and a service charge of $25-$75(depending on the size) will be associated with the shipment.

f. CLIENTS must follow the specifications in the "Shipping Details" file provided by the Account Manager, if they do not abide by the specifications they will be liable for any additional charges.

g. Specific routing instructions for shipments shall incur additional fees based on complexity. These instructions must be coordinated through the Account Manager who will determine appropriate fees.

h. If the CLIENT decides to use their own FedEx, UPS, or another account number including third party, they will be charged an additional service charge of $.70 per order (IntegraCore is still the responsible shipper for all products that leave the facility).

i. If a Request for Claims on a shipment sent via 3rd party or CLIENT shipping account is filed, IntegraCore will assist in the process, but there will be an additional service charge.

j. When shipping to a CLIENT'S vendor IntegraCore must receive the routing guide and it must be approved by the shipping manager. All orders that are to use this guide need to indicate that said routing guide should be followed. IntegraCore is not responsible for errors if these guidelines are followed. IntegraCore will reship the order at no charge if these guidelines are not followed and IntegraCore was found responsible for the error.

k. FedEx and UPS will automatically insure the package that is sent for up to $100. USPS does not automatically insure their shipments. If the CLIENT desires for additional insurance above the standard $100 offered by FedEx and UPS, then IntegraCore must be notified prior to shipment and the CLIENT will pay any additional expense for said shipment.

l. Freight or Rate estimates or quotes are to be used as guidelines. Actual price may vary depending on information provided. Examples include but are not limited to: product classifications, destination changes, etc.

m. LTL Shipment scheduling fee of $3 will be charged in conjunction with the usual $7 per pallet charge for loading the product onto a pallet. This fee does not cover or include special routing instructions.

n. Advance Notification is required for any large shipments of over 50 units, 24 hours prior to shipment. Extra time is needed to pick and prep large orders. If advance notification is not given, delays are possible and CLIENT'S shipment may not ship same day.

o. The term "ship" or "shipped" shall mean that the order has been manifested and is sitting on the dock ready for pick-up by the carrier.

p. USPS Shipping. Product will be manifested within 48 hours of receipt and shipped the following day by 1pm. Subject to carrier availability.

q. UPS Shipping. Product will be manifested within 48 hours of receipt and shipped the following day by 3pm. Subject to carrier availability.

r. FedEx Shipping. Product will be manifested within 48 hours of receipt and shipped the following day by 5pm. Subject to carrier availability.

s. International Shipping. CLIENT shall be responsible for all duties and taxes arising from International shipments.

t. Miscellaneous Charges. CLIENT shall be responsible for all miscellaneous charges that occur from time to time including extra rural delivery charges, hazmat, signatures, insurance, extra handling, pallets, special bill of lading, etc...

u. Clients who ship pallets from the IntegraCore facility will incur a $30 per pallet charge for preparation. If applicable, pallet fees and wrapping fees will apply.

2. Receiving

a. CLIENT will follow specifications outlined in "Vendor Receiving Specifications" document provided by the Account Manager and shall be subject to defined fees for service as outlined.

b. Boxes should be on standard 40x48 pallets. If not on pallets, receiving shall place on pallets for $8 per Pallet charge to CLIENT.

c. Receiving and Inventorying of CLIENT supplied items shall be charged at the standard rate of $40 per hour.

d. The first time IntegraCore receives inventory for a CLIENT it will take a minimum of 48 hours, just to receive it, this does not include time for breakdown or for rework of products

e. Barcodes must match the ID in the IntegraCore system or the CLIENT will receive a service charge, plus an additional charge for IntegraCore to barcode it. The $75 minimum applies.

f. If IntegraCore receives the product by 8:00AM MST IntegraCore will receive it that same day, as long as it has all required parts and information.

g. The quantities that are written on the boxes IntegraCore receives from CLIENT will be taken as actual quantities, and if discovered that they were incorrect quantities IntegraCore will not be liable for any inconvenience, inaccuracies or problems caused by such.

h. IntegraCore shall not be liable for a "Difference in Quantity" this refers to a difference in the amount of product IntegraCore received compared to the amount of product that IntegraCore was told to receive.

i. IntegraCore requires a packing slip to be received before the items arrive in the IntegraCore facility and it must contain the total number of boxes, total quantity of items, Item ID, description, and Customer ID

j. If IntegraCore's maximum weight, height and/or width are exceeded the CLIENT will be charged a service charge and additional storage costs. Charges shall be for labor and materials including $8 per pallet and $5 for pallet preparation to include wrapping/securing a pallet for storage or transport

k. IntegraCore will not be liable for perishable products.

l. IntegraCore shall not be liable for goods that are damaged before they arrive in the IntegraCore facility

m. IntegraCore shall not be responsible for incorrectly labeled items.

n. IntegraCore's receiving schedule may be delayed due to constraints beyond IntegraCore's control, i.e. large shipments, space requirements, etc.

o. IntegraCore works on a "know when we know" basis, meaning that if a product is received according to the quantity written on the box and IntegraCore discovers later that the quantity was different than what was written, that is when IntegraCore will know and the CLIENT will know that there was an issue (This may happen during picking or during cycle counts).

p. Anything greater than 10 pallets of items and/or more than 30 SKU's needs a scheduled receipt and prior notification, the CLIENT will be billed for any extra people hired to unload the truck at the standard rate of $40 per hr.

q. To receive a 40' container a standard fee of $220 applies, if the product is not on pallets then the standard pallet charges apply

r. To receive a 20' container a standard fee of $160 applies, if the product is not on pallets then the standard pallet charges apply

s. If pallet ($8) and pallet preparation ($5) fees are applicable, the CLIENT will be charged.

t. If IntegraCore is required to capture (Inbound) Serial Numbers there will be an additional fee as noted in Schedule A. Item 5.

3. Assembly or Kitting.

   a. All assembly or pack out work by IntegraCore will be performed according to current standards.

   b. There is a 24 hr. lead time from assembly until product can be shipped.

4. Returns.

   a. If applicable, all returned materials shall be verified for complete contents, confirm everything is correct and complete and in good condition and place back into Inventory

END OF SCHEDULE "E"

SCHEDULE "F" OF SERVICES AGREEMENT
DESCRIPTION OF TERMS FOR INVENTORY
INTEGRACORE, LLC – ZYTO CORP

1. Inventory.

a. Audits and Periodic Inventory Count. Upon 72 hours notice and after normal operating hours (M-F 9-5 MST) CLIENT can come into the IntegraCore facility and count or inspect select items of CLIENT'S inventory, as long as it does not cause undue delays in production.

b. IntegraCore shall maintain title to all inventory purchased by IntegraCore from Suppliers. Title shall transfer to CLIENT upon IntegraCore receiving payment for said inventory. No inventory that remains under IntegraCore title shall be shipped or delivered to CLIENT until such time as payment for said items is received.

c. If min and max notifications are not set up, IntegraCore shall not be held responsible for any items not being shipped because of a lack in inventory.

d. Damaged or returned inventory must be dealt with in one (1) weeks time or IntegraCore will have the right to remove it from the facility.

e. If IntegraCore damages a product, the maximum liability shall be the replacement cost (This is not the retail cost, but the actual cost) of the CLIENT'S Product cost to manufacture.

f. Prior notification of 3 days (72 Hrs) required for a scheduled full inventory count or there will be a convenience fee of $150.

END OF SCHEDULE "F"

SCHEDULE "G" OF SERVICES AGREEMENT
DESCRIPTION OF TERMS FOR IT INTEGRATION
INTEGRACORE, LLC – ZYTO CORP

1. IT Integration.

a. CLIENT will pass electronic files to IntegraCore in the manner specified in the provided file specification documents. IntegraCore shall not be responsible or help liable for electronic file transfers that are not done correctly by the CLIENT or do not contain all necessary information as agreed upon.

b. IntegraCore shall work with the CLIENT to the extent possible to make available the reports needed by the CLIENT; Periodic scheduled maintenance shall be performed in off hours as much as possible. New report requests shall be handled based on order of request by all CLIENTS and incur additional charges as outlined in Schedule B item 1. G.

c. IntegraCore shall work to ensure that the reporting system remains online during normal business hours, except when maintenance is require due to hardware or software failures. IntegraCore shall not be responsible for downtime and shall work to restore the system as soon as possible.

END OF SCHEDULE "G"